Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

OPGEN, INC.

The undersigned officer of OpGen, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the corporation is OpGen, Inc. (the “Corporation”).

2. Section 1 of the Certificate of Incorporation of the Corporation be and hereby is amended and replaced in its entirety with the following:

“1. The name of the Corporation is CapForce Inc. (the “Corporation”).”

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation on February 25, 2026.

By:	/s/ Christian-Laurent Bonte
Name:	Christian-Laurent Bonte
Title:	Chief Executive Officer